Exhibit 10.5
ROYALTY STREAM AGREEMENT
     THIS AGREEMENT is made effective the 20th day of January, 2009, by and between Coeur Mexicana S. A. de C. V., herein referred to as “Operator”, and Franco-Nevada Mexico Corporation S. A. de C. V. herein referred to as “Payee”. Operator, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, remised, released, and forever assigned, and by these presents does grant, bargain, sell, remise, release and forever assign, unto the Payee the rights and interests, subject to the obligations, set forth below.
     WHEREAS Operator has agreed to sell and Payee has agreed to purchase a royalty stream relating to the Palmarejo Project in Mexico for a purchase price of up to US$75,000,000 in cash and US$5,000,000 in Special Warrants, exercisable into common shares of the public parent of the Payee on the satisfaction of certain conditions on or before September 15, 2010;
     AND WHEREAS this Royalty Stream Agreement is entered into to set out the specific rights and obligations of Operator and Payee in respect of the royalty stream relating to the Palmarejo Project in Mexico;
     AND WHEREAS it is anticipated that the Spanish version of this Royalty Stream Agreement will be registered against the interest of Operator in the Mining Property to provide notice that the obligations under this Royalty Stream Agreement are a lien on the Mining Property;
     1. Meaning of Terms.
          (a) “Business Day” means a day on which banks are generally open for the transaction of regular business in each of Mexico City, Toronto, Canada and Boise, Idaho;
          (b) “Cost Deduction” means US$400 per ounce of Gold for the first four years of this Agreement and from January 13, 2013 a 1% annual inflation compounding adjustment will apply to the U.S.$400 figure (as previously adjusted) on each succeeding anniversary of the date of this Agreement;
          (c) “Environmental Obligations” shall have the meaning set forth in Section 6 hereof;
          (d) “Gold” means any and all gold or gold products whether in the form of concentrate, doré, metal bars and any materials containing gold which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered, produced or taken from the Property;
          (e) “Gold Metal” means a form of gold bullion, with a fineness of not less than .995 fine, as refined by a commercially acceptable gold refiner;
          (f) “Gold Price” means for the purposes of Section 4, the arithmetic mean average of the London Bullion Market Association’s, Afternoon Gold Fix, spot gold price in US dollars for the applicable period; provided, however, that if the spot gold price is no longer available or published from the London Bullion Market Association’s Afternoon Gold Fix, then “Gold Price” shall mean, for purposes of Section 4, the price described in Section 4.2 hereof;
          (g) “Hedging Transactions” means any and all activities by which the Operator sells or disposes of Gold Metal by engaging in any commodity futures trading, option trading, metals trading, or sales or dispositions of Gold Metal for other than spot prices, or any combination thereof, and any other hedging transactions;
          (h) “Laws” means all applicable present or future federal, canton, provincial, state and local laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements of Canada or United States of America or Mexico whether relating to Operator and its operations and activities on or with respect to the Property or relating to Payee and its operations and activities;
          (i) “Mining Properties” means the mining concessions listed in Exhibit A attached hereto, the whole of which is commonly referred to as the Palmarejo Project;
          (j) “MR Amount” means an amount equal to 4,167 troy ounces of gold per month for each month commencing July, 2009 and ending in the month in which Royalty payments have been paid to the Payee under this Royalty Stream Agreement in the aggregate relating to a total of 400,000 ounces of Gold;
          (k) “NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy;
          (l) “Offtake Party” means the smelter, refiner, processor, offtake party, purchaser or other recipient to whom Production is shipped or delivered by Operator;
          (m) “Operator” includes all of Operator’s successors-in-interest in the Property subject to the terms of section 12.2 and its corporate successors and permitted assigns to the Mining Properties including inter alia assignees, lessees and, when applicable, mortgagees of the Property and to the extent any shall have an interest in the Property, Operator’s subsidiary, parent or affiliated companies;
          (m) “Party” or “Parties” means one or more of the persons or entities who or which are a party to this Agreement;
          (n) “Payee” includes all of Payee’s successors-in-interest, including inter alia assignees, partners, joint venture partners, lessees and, when applicable, mortgagees and Payee’s subsidiary, parent, sister or affiliated companies;
          (o) Production” means 50% of the number of troy ounces of Gold Metal contained in the production from the Property which were delivered to an Offtake Party by the Operator;

          (p) “Produced Gold Returns” has the meaning ascribed to that term in section 4.1;
          (q) “Property” means all of the right, title and interest in the Mining Properties described in Exhibit A attached hereto and all other real property rights, including rights to use the surface lands connected with the Mining Properties (“Interests in Land”), and incorporated herein by this reference and shall includes all future or after-acquired right, title and interest of Operator or any affiliate thereof in and to replacement, substitute or additional Interests in Land in the Area of Interest marked in Exhibit B and all renewals, extensions, amendments, restatements and replacements thereof.;
          (r) “Royalty” means the Royalty described in Section 4 of this Agreement, together will all other rights of the Payee as set forth elsewhere in this Agreement.
     2. Term. The term of this Agreement shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, this Agreement and the Royalty created hereby constitute grant of a vested interest in the Property and all successions thereof whether created privately or through governmental action.
     3. Property Subject to Royalty. The Property subject to this Agreement, generally known as the Palmarejo Project, includes without limitation all real, personal, and other property rights or interests appurtenant to the Property as is more particularly described above and in Exhibit A attached hereto and incorporated herein by this reference.
     4. Royalty. Operator shall pay to Payee a perpetual Royalty in the amount of the Produced Gold Returns from the sale or other disposition of Gold produced from the Property, determined in accordance with the provisions set forth in this Section and, if applicable, Section 8.
          4.1. Produced Gold Returns for shipments in a month shall be determined by multiplying:
          (a) prior to the end date in the definition of MR Amount, the greater of (i) Production and (ii) MR Amount or after such end date, Production; by
          (b) the remainder of the Gold Price for such month after subtracting therefrom the Cost Deduction. In the event the Cost Deduction is greater than the Gold Price, no Produced Gold Returns are payable for that month. In no event shall the Produced Gold Returns be negative.
          4.2. Unavailable Spot Prices. If the applicable spot prices in the definition of Gold Price for use in Section 4.1 are no longer available from the London Bullion Market Association’s Afternoon Gold Fix, then the Gold Price shall be determined from the New York Commodities Exchange’s settlement price for gold’s most actively traded futures contract, adjusted (as described in the following sentence) to yield a spot gold price. Such adjustment shall be a transparent, market-acceptable calculation used by all market-makers, bullion banks and brokers that is mutually acceptable to Operator and Payee. If the Gold Price cannot be determined from the London Bullion Market Association’s Afternoon Gold Fix (as described in the definition of Gold Price) or from an adjustment of the New York Commodities Exchange’s settlement price for gold’s most actively traded futures contract (as described above), then the spot price for gold will be determined as the arithmetical mean average of the bid and ask spot gold prices as published on the bullion desk internet website (www.thebulliondesk.com) as close to 10 am New York time as practicable; provided that if none of the aforementioned methods for determining spot prices shall be available, the parties shall select a comparable commodity quotation for purposes of calculating the Produced Gold Returns. If such selection has not been completed prior to the end of the calendar month following the month in which the applicable spot prices are no longer available, the mean average spot price for the calendar month in which the spot price becomes no longer available shall be used on an interim basis pending such selection.
          4.3. Time and Manner; In-Kind or Cash Payment. Within the time provided in Section 4.4, Operator shall pay, or cause the Offtake Party to pay, the Royalty in accordance with written instructions given to the Operator by Payee as provided in Section 4.3.1. Once Operator has received instructions from Payee, such instructions shall remain in effect until Operator has received different instructions from Payee. Payee may, from time to time in its discretion, change the bank or account number for payment under to Section 4.3.1 by giving written notice thereof to the Operator; (in accordance with Section 12.7). All costs charged by the Offtake Party as a result of complying with the payment provisions of Sections 4.3 and 4.4 shall be paid by Payee, and Operator shall have no liability or responsibility therefor.
               4.3.1. The Operator shall pay, or cause the Offtake Party to pay, the Royalty for each month either (a) in the form of gold bullion (.995+ fine gold) directly to Payee’s account maintained with the Offtake Party as directed by Payee, which amount shall be the Produced Gold Returns divided by the applicable average month’s Gold Price (the mechanics of which calculation are illustrated for greater clarity in Exhibit C hereto), or (b) by delivery of an electronic funds transfer payment to Payee’s account with a bank to be designated in writing by Payee. All costs, charges and risk of loss relating to the payment of such Royalty in gold bullion shall be paid or assumed by the Payee once the direction to the Offtake Party has been properly delivered by Operator. Payee shall set up accounts with the Offtake Parties to permit the delivery of Gold to Payee’s account .
               4.3.2 IVA Taxes. Operator shall gross up the amount of the royalty payment, or will cause the Offtake Party to gross up the amount of the Royalty payment, by the applicable IVA (or any similar replacement taxes) amounts which the Payee will remit as required by Law.
          4.4. Payment Accounting; Interim Settlements; Late Charges. All credits or payments of the Royalty shall be accompanied by a detailed statement explaining the manner in which the payment was calculated together with any available settlement sheets from the Offtake Party. In no event shall payment of the Royalty in respect of any month be made later than fifteen (15) days after the end of the applicable month. Should for any reason shipments of any Gold to the Offtake Party or other purchaser be delayed beyond 20 calendar days following the time at which the quantities of Gold have reached the highest point of beneficiation on the Property payment of the Royalty relating to such late shipments will be estimated by the Operator based on the mill assays and paid with the next month’s Royalty payment to the Payee and accompanied by copies of such assays. Such payments and statements shall be deemed conclusively correct unless Payee objects to them in writing within fifteen (15) months after receipt thereof. On those occasions when all necessary information is not available to the Operator within the fifteen (15) day period following the end of each month, the Operator shall make an interim settlement of the Royalty for the previous month within the fifteen (15) day period; such interim settlement shall provide for payment of not less than ninety percent (90%) of the anticipated final settlement Royalty as determined by the assays and quantities of the Gold received by the Offtake Party with respect to which such interim settlement is being made. Final settlement of the Royalty shall be promptly made upon receipt by the Operator of all information necessary or appropriate to make final settlement. In the event payment of any Royalty is not made within the time set forth above, Payee may give the Operator notice in writing of such default, and unless within five (5) days of receipt of such notice Payee shall have received such Royalty payment, then Operator shall pay an additional sum equal to ten percent (10%) of the delinquent payment (“late charge”) plus interest on the delinquent payment and the late charge at the rate twelve percent (12%) per annum which shall accrue from the day three months after the delinquent payment was due to the date of payment of the Royalty, late charge and accrued interest. For accounting purposes of the Payee, the Operator shall report to the Payee by the 10th Business Day of the each month a good faith estimate of the Royalty owing to the Payee for the preceding month.
          4.5. Hedging Transactions: Futures, Options and Other Trading. All profits and losses resulting from Operator engaging in any Hedging Transactions are specifically excluded from Royalty calculations pursuant to this Agreement. All Hedging Transactions by Operator and all profits or losses associated therewith, if any, shall be solely for Operator’s account.
          4.6. Commingling. Before any Gold produced from the Property is commingled with minerals from properties that are not one of or do not constitute part of the Mining Properties (the “Other Properties”), the Gold produced from the Property shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content. Representative samples (based upon mutually agreed upon industry standards protocols) of the Gold shall be retained by Operator and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals, and other appropriate content. Reasonably detailed records shall be kept by Operator consistent with industry practices showing measures, moisture, assays of metal, commercial minerals, and other appropriate content and penalty substances, and gross metal content of the Gold. From this information, Operator shall determine the amount of Royalty due and payable to Payee from Gold produced from the Property commingled with minerals from other properties. Following the expiration of the period for objection described above in Section 4.4, and absent timely objection, if any, made by Payee, Operator may dispose of the materials and data required to be kept and produced by this Section 4.6.
     5. Books; Records; Inspections; Confidentiality.
          5.1. Books. Operator shall keep true and accurate books and records of all of its operations and activities on the Property and under this Agreement. Such books and records shall be kept on the accrual basis in accordance with United States of America generally accepted accounting principles consistently applied. Not more frequently than annually and within the time provided in Section 4.4 of this Agreement, Payee may, at Payee’s sole expense, give notice to Operator that Payee desires to perform an audit or other examination of all of Operator’s books and records kept as required by this Agreement. All financial information shall conclusively be deemed correct for purposes of this Agreement unless Payee has given timely notice that it desires to audit or examine Operator’s books and records in the manner and within the time provided in Section 4.4 of this Agreement. Payee shall promptly commence any such audits and shall diligently prosecute the same to conclusion.
          5.2. Reports. Not later than March 5 following the end of each calendar year, Operator shall provide Payee with an annual report of all activities and operations conducted upon or with respect to the Mining Properties during the preceding calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production for the succeeding calendar year from, and estimated remaining ore reserves, resources or mineralized material on the Mining Properties. In addition this annual report should include the updated life of mine plan for the Property in similar detail and address similar aspects as the current life of mine plan available to the Payee as at the date of this Agreement. Additionally and within 30 days of the end of each calendar quarter, Operator shall provide Payee access to all data and information generated with respect to the Mining Properties during the calendar quarter just ended. Not later than the end of the tenth (10th) Business Day of each calendar month Operator shall provide Payee with an estimate of the Gold produced from the Mining Properties in the preceding month.
          5.3. Inspections. Subject to the confidentiality provision of this Agreement, Payee, or its authorized agents or representatives, on not less than two (2) days notice to Operator, may enter upon all surface and subsurface portions of the Mining Properties for the purpose of inspecting the Mining Properties, all improvements thereto and operations thereon, as well as inspecting and copying all records and data, including without limitation such records and data which are maintained electronically, pertaining to all activities and operations on or with respect to the Mining Properties, improvements thereto and operations thereon provided that Operator shall have no obligation to disclose attorney-client privileged communication or information not relevant to Gold production from the Property. Payee, or its authorized agents or representatives, shall enter the Mining Properties at Payee’s own risk and expense and may not unreasonably hinder operations on or pertaining to the Mining Properties. Payee shall indemnify and hold Operator harmless from any damage, claim or demand by reason of injury to Payee or Operator or any of their respective employees, officers, directors, agents or representatives caused by Payee’s exercise of its rights herein.
          5.4. Investor Tours; Use of Public Information; Securities Law Compliance. Upon reasonable notice to Operator and not more frequently than semi-annually, Payee shall have the right to conduct an investors tour on the Mining Properties and facilities associated therewith; provided that such tours shall not unreasonably interfere with Operator’s activities and operations. Such investors tours shall be at the sole risk of Payee and its invitees, and Payee shall indemnify and hold Operator harmless from any liability, damage, claim or demand by reason of injury to Payee or Operator or any of their respective invitees, employees, officers, directors, agents, or representatives or other loss or expense caused by Payee’s exercise of its rights under this Section. Payee shall have the right to inspect and copy all data. In order to comply with

National Policy 43-101 and similar or other rules, regulations or aspects of securities laws generally applicable to the Payee and its public disclosure obligations, Payee shall have the right of access to such data and analyses and the right to perform certain inspections of the Operator and to perform such inspections it considers necessary or convenient relating to the operations on the Mining Properties or respecting the facilities, as reasonably necessary for Payee to comply with NI 43-101 and similar or other rules, regulations or aspects of securities laws generally applicable to the Payee and its public disclosure obligations. Operator agrees to cooperate fully and in a timely manner to facilitate necessary access to data and personnel to accommodate such compliance by the Payee. Operator acknowledges and agrees that Payee will need to use certain graphics, maps, photos and other data relating to the Mining Properties and the Operator’s related operations in the public disclosure of the Payee and the Operator agrees that use and disclosure.
          5.5. Confidentiality. Payee shall not, without the express written consent of Operator, which consent shall not be unreasonably withheld, disclose any data or information concerning the Operations conducted on the Mining Properties or obtained under the Agreement or this Agreement which is not already in the public domain; provided, however, that to the extent any such disclosure would concern prospective or projected data or information, Operator may withhold its consent to such disclosure in its sole but good faith discretion and provided further, Payee may disclose data or information obtained under this Agreement without the consent of Operator: (i) if required for compliance with applicable laws, rules, regulations or orders of a governmental agency or stock exchange having jurisdiction over Payee or its parent corporation, including without limitation for the purposes discussed above in Section 5.4; (ii) to any of Payee’s consultants; (iii) to any third party to whom Payee, in good faith, anticipates selling or assigning Payee’s interest hereunder; or (iv) to a prospective lender to whom an interest in the Royalty payments to be made to Payee hereunder is proposed to be granted as security, provided that Operator shall first have been provided with a confidentiality agreement executed by such consultant, third party or lender, which agreement shall include the confidentiality provisions of this Section 5.5. Payee shall not issue any press releases pertaining to the Mining Properties except upon giving Operator 24 hours advance written notice of the contents thereof, and Payee shall make any reasonable changes to such proposed press releases requested by Operator. Payee shall not, without Operator’s prior written consent, issue any press release that implies or infers that Operator endorses or joins in Payee’s statements or representations contained in any press release. It is understood and acknowledged that disclosure by Payee will be permitted without consent if it is a copy of the relevant language from the Operator’s public disclosure.
     6. Compliance with Laws; Reclamation, Environmental Obligations, and Indemnities.
          6.1. Compliance with Laws. Operator shall at all times comply with all applicable present or future Laws relating to operations and activities on or with respect to the Mining Properties; provided, however, Operator shall have the right to contest any of the same if such contest does not unreasonably jeopardize the Mining Properties or Payee’s rights thereto or under this Agreement.

          6.2. Reclamation, Environmental Obligations, and Indemnities. Operator shall, from and after the date this Agreement takes effect, timely and fully perform all reclamation required by all governmental authorities pertaining or related to Operator’s operations or activities on or with respect to the Mining Properties or required under this Agreement. Subject to Sections 9.2 and 13.2, Operator, from and after the date this Agreement takes effect, covenants and agrees not to undertake, cause, suffer, or permit any condition or activity at, on or in the vicinity of the Mining Properties which constitutes a violation of or liability under any present or future applicable federal, provincial, or local environmental Laws, (collectively “Environmental Obligations”). From and after the date this Agreement takes effect, and in the event Operator fails to comply with any Environmental Obligations, undertakes any activity giving rise to liability under any Environmental Obligations, or otherwise breaches any Environmental Obligations, Operator shall promptly remedy and correct such failure to comply, satisfy such liability, cure such breach and satisfy all obligations in connection therewith. Operator covenants and agrees to indemnify and hold Payee harmless from any and all liabilities, obligations, claims (including administrative claims and claims for injunctive relief), losses, costs, damages, expenses, attorney fees and causes of action asserted against Payee related to Operator’s failure to comply with and satisfy Environmental Obligations or other obligations under this Agreement. The covenants and agreements of this Section 6.2 shall survive the termination of Operator’s rights under this Agreement or to the Mining Properties.
     7. Stockpiling. The rights of Operator to stockpile, store or place Gold Metal off of the Mining Properties pursuant to any of the provisions of this Agreement shall not be exercisable until Operator has first secured from the property owner where such stockpiling, storage or placement is to occur a written agreement in recordable form which provides that Payee’s rights to the Gold shall be preserved. Such agreement shall provide, inter alia, that (a) Payee’s rights pursuant to this Agreement, insofar as they are applicable, shall continue in full force and effect with respect to Gold from the Mining Properties; (b) Payee’s rights in and to the Gold shall be the same as if the Gold were situate on the Mining Properties; (c) Payee’s rights set forth in this Section 7 shall have precedence over the rights to the Gold of the property owner where the Gold are stockpiled, stored or placed, as well as the creditors of the said property owner; and (d) the agreement shall be irrevocable as long as the Gold from the Mining Properties, or any part thereof, remain on the property not part of the Mining Properties. The provisions of this Section 7 shall not be applicable to stockpiles which at any given point in time cumulatively do not exceed a value of contained Gold in excess of Five Million Dollars ($5,000,000).
     8. Tailings and Residues. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively “Materials”) resulting from Operator’s operations and activities on the Property shall be the sole property of Operator, but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Gold. Notwithstanding the foregoing, Operator shall have the right to dispose of Materials from the Property on or off of the Property and to commingle the same with Material from other properties. In the event Materials are processed or reprocessed by or for the benefit of Operator, as the case may be, the Royalty payable thereon shall be determined on a pro rata basis as determined by using commercially reasonable engineering and technical practices then available. No Royalty shall be payable by Operator with respect to Gold in materials to which

Operator shall have no interest as a result of termination of Operator’s rights in any Mining Property through expiry or extinguishment.
     9. Title Maintenance, Maintenance, and Taxes; Abandonment.
          9.1. Title Maintenance and Taxes. From the date this Agreement takes effect, Operator shall maintain title to the Property, including without limitation, paying when due all taxes on or with respect to the Property and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of Operator and Payee, respectively, in the Mining Properties and under this Agreement. Notwithstanding the Foregoing, Operator shall have no responsibility for any tax assessed upon the Royalty or the value thereof except as provided in section 4.3.2, or based on the net or gross income of Payee.
          9.2. Abandonment. In the event Operator intends to abandon any of the lands comprising a portion or all of the Mining Properties (“Abandonment Property”), Operator shall first give notice of such intention to Payee at least sixty (60) days in advance of the proposed date of abandonment. If not later than ten (10) days before the proposed date of abandonment Operator receives from Payee written notice that Payee desires Operator to convey the Abandonment Property to Payee, Operator shall, without additional consideration, convey the Abandonment Property by quit claim deed, without warranty, to Payee and shall thereafter have no further obligation to maintain the title to the Abandonment Property; provided that the foregoing right of Payee to acquire and the obligation of the Operator to convey any Abandonment Property shall be subject to (i) such conveyance being permitted under all applicable Laws and third party contracts affecting the Abandonment Property, (ii) Payee meeting all applicable requirements with respect to the Abandonment Property under applicable Laws (including without limitation the provision of bonds or other security of performance), and (iii) Payee executing assumption and indemnity documentation in favor of Operator reasonably acceptable to Operator. If Payee does not timely give such notice to Operator, Operator may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property; provided, however, if Operator, the ultimate parent of the Operator or any subsidiary of the ultimate parent of the Operator reacquires any of the ground covered by the Abandonment Property at any time within five (5) years following abandonment, the production of Gold from such ground shall be subject to this Agreement.
     10. Insurance. Operator shall purchase or otherwise arrange at its own expense and shall keep in force at all times, directly or through the services of an independent contractor, insurance, including but not limited to, the following:
          10.1. General Liability. Comprehensive general public liability insurance against claims for bodily injury or death or property damage arising out of or resulting from Operator’s activities or operations on or with respect to the Property, in such amounts and with such deductibles as customarily carried by similar operators of similar properties in Mexico from any and all claims, liabilities and damages which may arise with respect to this Agreement or the Property. Payee shall be named as a co-insured or an additional insured.
          10.2 Business Interruption Insurance. Business interruption insurance against full or partial cessation temporary or permanent of the Operator’s activities or operations on or with respect to the Property, in such amounts and with such deductibles as customarily carried by similar operators of similar properties in Mexico.
          10.2. Self Insurance. Payee may self insure the foregoing obligations, provided such self insurance is sufficient to meet the requirements of Sections 10.1 and 10.2 above and is in compliance with applicable Laws.
     11. Operator hereby represents and warrants to Payee as follows:
          11.1. Mineral Rights: Operator holds mining concessions or other property, proprietary or contractual interests or rights, licenses or permits recognized in the jurisdiction in which the Property is located, in respect of the Property under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Operator to explore, develop and exploit the minerals relating thereto or, with respect to licences or permits not currently required, Operator reasonably expects to be able to obtain them when required. Except as disclosed in the Information (as defined in a purchase and sale agreement between Operator, Payee and other Persons dated the date of this agreement (the “Purchase and Sale Agreement”) all such mining concessions or property, in which Operator has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, Operator has all necessary surface rights, access rights and other necessary rights and interests relating to the Property granting Operator the right and ability to exploit the Property or to explore for minerals, ore and metals for development purposes on the Property, with only such exceptions as do not materially interfere with the use made by the Operator of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing and either in the name of Operator or under contract to be conveyed to the Operator.
          11.2. Property Agreements: Except as disclosed in the Information any and all of the agreements and other documents and instruments pursuant to which Operator holds the Property (including any interest in, or right to earn an interest in, any Property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof. Except as disclosed in the Information, Operator is not in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated. Except as disclosed in the Information the Property (or any interest in, or right to earn an interest in, the Property) is not subject to any right of first refusal or purchase, acquisition right charges, pledges, security interests, encumbrances, including royalty interests, claims or demands except the Royalty. All of the reserves and resources in the Palmarejo Technical Report dated June 21, 2008 are located on the Mining Concessions.

     12. Dispute Resolution.
          12.1. Matters to be Arbitrated
          Any dispute, controversy or claim arising under or on connection with this Agreement or any document, instrument or agreement delivered pursuant hereto, the resolution of which is not provided for in this Agreement and which cannot be resolved or settled by the parties, within 30 business days after one party gives writing notice to another party that a controversy, dispute, or claim exists, shall be resolved and determined by arbitration in accordance with this Article 12 upon written notice by a party to the other.
          12.2. Procedure for Arbitration
          (a) Arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and be determined before three arbitrators. Each party will appoint one arbitrator, and such arbitrators together shall appoint the third arbitrator. Each arbitrator shall be an individual with not less than 15 years of expertise in the precious metals mining industry as a senior executive, accountant or lawyer and no arbitrator shall have been a director, officer or employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to, any party to this Agreement or the Purchase and Sale Agreement for a period of five years preceding his or her appointment as an arbitrator. The place of arbitration will be Denver, Colorado. The language of the arbitration will be English. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim. The award (including any award as to the costs of the arbitration) shall be subject to the JAMS Optional Appeal Procedure and appeal to a court of competent jurisdiction on any of the following grounds:
(1)	the award was procured by corruption, fraud or other undue means;

(2)	there was corruption in any of the arbitrators;

(3)	the rights of the party were substantially prejudiced by misconduct of a neutral arbitrator;

(4)	the arbitrators exceeded their powers and the award cannot be corrected without affecting the merits of the decision upon the controversy submitted;

(5)	the rights of the party were substantially prejudiced by the refusal of the arbitrators to postpone the hearing upon sufficient cause being shown therefor or by the refusal of the arbitrators to hear evidence material to the controversy or by other conduct of the arbitrators contrary to the provisions of this title; or

(6)	an arbitrator making the award either: (A) failed to disclose within the time required for disclosure a ground for disqualification of which the arbitrator was then aware; or (B) was subject to disqualification under the relevant laws and regulations applicable to the arbitrator but failed upon receipt of timely demand to disqualify himself or herself as required by such laws and regulations.
Judgment on any award may be entered by any court of competent jurisdiction. Any arbitration and hearings relating thereto and all decisions, documents and submissions prepared or filed in connection therewith shall be in the English language.
          (b) All matters relating to any dispute, controversy or claim which is the subject matter or arbitration hereunder, including all submissions made to the arbitrators and the decision of the arbitrators, shall be treated as confidential by the parties and the parties shall, and shall cause any witnesses, counsel or professional advisers retained in connection with such an arbitration to, maintain all such matters in strict confidence.
          (c) The prevailing party in any arbitration proceedings (or litigation) as determined by the panel of arbitrators shall, in addition to any other relief awarded by the arbitrators (or court) be entitled to a judgment against the non-prevailing party for reasonable attorneys fees and cost incurred in such proceedings or litigation. The arbitrators may, in any award, allocate all or part of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party.
          12.3. Continuing Obligations. Pending settlement of any dispute, controversy or claim, the parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award or judgment settling such dispute, controversy or claim.
     13. General Provisions.
          13.1. Additional Documents. The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement. Until the Royalty Agreement or the Mortgage has been registered against all of the mineral interests listed in Exhibit A to this Agreement, together with any renewals required of such registrations, the cost and expenses relating to such registrations will be for the account of the Operator; however, all other requests shall be in each case at the cost and expense of the Party requesting such further instruments, document or actions, unless expressly indicated otherwise.
          13.2. Assignment. Operator shall not sell, assign, lease, license, transfer, hypothecate, encumber, or otherwise dispose of, or agree to sell, assign, lease, license, transfer, hypothecate, encumber or otherwise dispose of, the Property or portion thereof, (other than by Permitted Liens) without the prior written consent of Payee, such consent not to be unreasonably withheld conditioned or delayed; provided that, any assignee or transferee shall have first entered into an agreement reasonably satisfactory to Payee under which such assignee or transferee shall assume Operator’s obligations to Payee under this Agreement arising after the date of such assignment or transfer with respect to those portions of the Property assigned or transferred. For greater certainty it will be unreasonable for Payee to withhold consent other than on the grounds of insufficient technical or financial competence of the proposed assignee or transferee and for illustrative purposes only, it is agreed and acknowledged that a corporate party with publicly listed securities, at least two operating mines of at least 100,000 ounces of gold equivalent production annually and a market capitalization of at least $350 million would be considered technically and financially competent. Notwithstanding the previously mentioned consent requirement, it is agreed and acknowledged that an assignment, lease, or transfer to an affiliate of Operator is permitted provided that the transferee, lessee or assignee shall have first entered into an agreement reasonably satisfactory to Payee under which such assignee or transferee shall assume Operator’s obligations to Payee under this Agreement arising after the date of such assignment or transfer with respect to those portions of the Property assigned or transferred. Notwithstanding the previously mentioned consent requirement, it is agreed and acknowledged that an assignment or encumbrance for security purposes from time to time is permitted, provided that the assignee or encumbrancer shall have first entered into an agreement reasonably satisfactory to Payee under which such assignee or encumbrancer acknowledges the first ranking obligation of Operator to satisfy its obligations under this Agreement the senior ranking Lien or burden created by the registration of this Royalty Agreement on the Property. Payee shall have the unrestricted right, in its sole and absolute discretion, to freely assign, convey, transfer or relinquish any of its rights or interests with respect to the Royalty and/or all or any part of its rights, liabilities and obligations under this Agreement to any third party, provided that (a) Payee has paid in full US$75,000,000 cash portion of the Purchase Price under the Purchase and Sale Agreement and (b) the assignee has also been assigned all rights and obligations of Payee under the Purchase and Sale Agreement, the Share Pledge and the Mortgage (as such terms are defined in the Purchase and Sale Agreement) and has assumed and has agreed to perform all obligations of Payee thereunder.
Notwithstanding any other provision herein to the contrary, any Operator shall have no liability with respect to any Property relating to any time after Operator has assigned its rights to such Property in accordance with this Section 12.2. For greater certainty, the Environmental Indemnity, as such term is defined in the Purchase and Sale Agreement, shall remain in effect as an obligation of Operator unless it is assumed by the assignee with the consent of Payee.
To the extent that Operator or any of its affiliates endeavors to obtain any financing involving any of the Property, Payee shall, promptly upon the reasonable request of Operator, execute and deliver to Operator, or any party specified by Operator, customary consents and estoppel certificates with respect to any such Property.
          13.3. No Partnership. Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between Parties.
          13.4. Governing Law. This Agreement is to be governed by and construed under the laws of the State of Colorado with respect to all provisions other than those relating to property, which shall be governed by the laws of Mexico.
          13.5. Legal Fees. In the event a dispute between the Parties results in litigation, the prevailing Party in such litigation shall, in addition to any other relief granted by the court, be entitled to a judgment against the non-prevailing party for reasonable legal fees and costs of suit.

          13.6. Time of Essence. Time is of essence in this Agreement.
          13.7. Notices. Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when sent by mail, electronic facsimile transmission, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a facsimile or telegram, confirmation of delivery), and addressed to the Party to whom directed at the following address:

OPERATOR:	AV. Perif. de la Juventud #6112	PAYEE:	Insurgentes Sur No. 2355
	Local 3, Plaza Carrizales		Col. San Ángel, Delegación Álvaro Obregón
	Chihuahua, Chih. MEXICO		C.P. 01000, Mexico D.F.
	Fax: (52) 614-4144421		Fax: 5255-5616-9014 Ext. 133

	with a copy to:		with a copy to:
	Coeur Mexicana, S.A. de C.V.		C.P. Ernesto Durán Trinidad
	Attention: General Counsel		Partner
	505 Front Avenue		Tax and Administrative Services, S.C.
	P.O. Box I		World Trade Center, Montecito
	Coeur d’Alene, ID 83816-0316		No. 38 Floor 12, Office 12
	Fax: (208) 667-2213		Col. Nápoles, Delegación Benito Juárez
C.P. 03810, México, D.F.
Fax: 5255-1107-0764
Either Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section.
Without prejudice to any other mode of service allowed under any relevant law, each Party hereto:
(i)	irrevocably appoints, in the case of Operator, Ocampo Resources Inc. at 505 Front Avenue, P.O. Box 1, Coeur d’Alene, Idaho 83816-0316, and in the case of Payee, Franco-Nevada U.S. Corporation at 1745 Shea Center Drive, Suite 310, Highlands Ranch, Colorado, 80129 as its agent for service of process in relation to any proceedings before the courts of the State of Colorado or under the rules of JAMS in connection with this Agreement and by separate irrevocable power of attorney grounded in a material instrument as required by applicable Mexican law the Operator will appoint Ocampo Resources Inc. and the Payee will appoint Franco-Nevada U.S. Corporation, the foregoing in case that any proceedings or results thereto are brought to Mexican courts for execution purposes; and

(ii)	agrees that failure by another party to notify it of the process in accordance with (i) above will not invalidate the relevant proceedings.
          13.8. Entire Agreement; Integration. This Agreement contains the entire agreement between Parties other than the Purchase and Sale Agreement, the Share Pledge and the Mortgage, and no oral agreement, promise, statement or representation which is not contained herein shall be binding on the Parties unless subsequently reduced to writing and signed by the Parties. The provisions of this Agreement shall supersede all previous oral or written agreements between the Parties hereto and in the event of a conflict between the terms of this Agreement and the Purchase and Sale Agreement, this Agreement shall govern.
          13.9. Binding Effect. All of the covenants, conditions, and terms of this Agreement shall (i) be of benefit to the Parties, (ii) to the maximum extent allowed by law, be an interest in the Property, and (iii) bind and inure to the benefit of the Parties, their successors and permitted assigns.
          13.10. Registration on Title. Operator agrees that the Payee may register or record against title to the Property this Agreement and such form of notice, caution or other document(s) evidencing the Payee’s right to receive the Royalty under this Agreement. The Operator hereby consents to such registering or recording and agree to co-operate with the Payee to accomplish the same.
          13.11. Spanish Translations. If required by either the Party, the Parties agree that this Agreement and any document delivered pursuant to this Agreement, if applicable, shall be translated into the Spanish language and each Party hereby agrees to execute such Spanish version. The cost of the translation service shall be split equally by the parties. In the event of any discrepancy between the Spanish version and the English version of this Agreement, the English version shall prevail.

     IN WITNESS WHEREOF, Operator and Payee have executed this Agreement effective on the date first set forth above.

COEUR MEXICANA S.A. de C.V.
By:	/s/ Dennis Wheeler
Authorized Signatory

FRANCO-NEVADA MEXICO CORPORATION S.A. de C.V.
By:	/s/ Joe Enrique Rodriguez del Bosque
Authorized Signatory